Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Imaging
Howard Aihara
Executive Vice President
Chief Financial Officer
(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS ENDED JUNE 30, 2006;
RAISES FULL YEAR 2006 ADJUSTED EBITDA GUIDANCE

ANAHEIM, CA—August 3, 2006—Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the second quarter and first six months ended June 30, 2006.

Second Quarter and First Six Months 2006 Financial Results
Revenue for the second quarter of 2006 increased 6.3% to $115.3 million from $108.4 million in the comparable 2005 quarter.  For the first six months of 2006, revenue was $230.6 million compared to $214.4 million in the same period of 2005, an increase of 7.6%.

Alliance’s Adjusted EBITDA (as defined below), was $44.9 million in the second quarter, a 7.4% increase compared to $41.8 million in the same quarter a year ago.  “Adjusted EBITDA” as defined under the terms of Alliance’s Credit Agreement, is earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; the tentative class action lawsuit settlement (discussed below); and other non-cash charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

For the first six months of 2006, Adjusted EBITDA totaled $88.5 million compared to $83.0 million in the first six months of 2005, an increase of 6.7%.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.10 per share for the second quarter of 2006, compared to $0.12 per share in the comparable period of 2005.  Non-cash share-based compensation reduced diluted earnings per share by $0.01 in the second quarter of 2006.  The tentative class action lawsuit settlement, net of taxes (discussed below) reduced diluted earnings per share by $0.03 in the second quarter of 2006.

Earnings per share on a diluted basis were $0.20 and $0.24 per share for the first six months of 2006 and 2005, respectively.  Non-cash share-based compensation and severance and related costs reduced diluted earnings per share by $0.02 in the first six months of 2006. The tentative class action lawsuit settlement, net of taxes (discussed below), reduced diluted earnings per share by $0.03 in the first six months of 2006.

Alliance Imaging
Press Release
August 3, 2006

Cash flows provided by operating activities was $28.9 million in the second quarter of 2006 compared to $23.6 million in the corresponding quarter of 2005, and totaled $48.4 million and $50.7 million in the first six months of 2006 and 2005, respectively.  Capital expenditures in the second quarter of 2006 were $18.7 million compared to $15.5 million in the second quarter of 2005, and were $43.0 million and $28.9 million for the first six months of 2006 and 2005, respectively.  Alliance opened four new fixed-sites in the second quarter of 2006 and has opened five new fixed-sites in the first six months of 2006.

Alliance’s total long-term debt (including current maturities) decreased $20.9 million to $558.7 million as of June 30, 2006 from $579.6 million as of December 31, 2005.  Cash and cash equivalents decreased $1.0 million to $12.4 million at June 30, 2006 from $13.4 million at December 31, 2005.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “We are pleased with our continued progress, especially in the context of a very challenging healthcare services environment.”

Tentative Class Action Lawsuit Settlement
As previously disclosed in the Company’s public filings, in May 2005 Alliance was served with a complaint alleging wage and hour claims on behalf of a class of approximately 400 former and current California employees in which the plaintiffs alleged violations of California’s wage, meal period, and break time laws and regulations.  On July 19, 2006, the Company and the Plaintiffs entered into a tentative settlement of the class action lawsuit pursuant to which all claims would be dismissed with prejudice in consideration of a cash payment of $2.5 million.  The settlement is subject to court approval and a hearing has been scheduled for September 1, 2006 at which the court will consider the parties’ joint motion for preliminary approval and conditional certification of a class.

As previously mentioned, this tentative settlement has the effect of reducing second quarter and first half 2006 diluted earnings per share by $0.03.  Pursuant to the definition of Adjusted EBITDA in the Company’s Credit Agreement, this amount is excluded from the calculation of Adjusted EBITDA.  For financial reporting purposes, the $2.5 million charge is included in the line item entitled “Cost of revenues, excluding depreciation and amortization,” in the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income.

Full Year 2006 Guidance
The Company’s previous guidance was for revenue to range from $445 million to $453 million and Adjusted EBITDA to range from $157 million to $163 million.

Alliance is raising its full year Adjusted EBITDA 2006 guidance.  The Company’s revenue guidance remains unchanged and is expected to range from $445 million to $453 million.  Alliance’s Adjusted EBITDA is now expected to range from $163 million to $168 million.

The Company’s revenue and Adjusted EBITDA guidance reflects five less scanning days in the second half of 2006 compared to the first half of the year, representing a 4% reduction in scanning days.

Consistent with previous guidance, the Company expects capital expenditures to range from $85 million to $90 million, long-term debt, net of the change in cash and cash equivalents, is expected to decrease by $25 million to $30 million, and the Company expects to open 10 to 15 fixed-sites in 2006, a portion of which are planned to replace mobile service to the Company’s current customers.  The Company’s income tax rate is expected to total approximately 41% of pretax income.

Second Quarter 2006 Earnings Conference Call
Investors and all others are invited to listen to a conference call discussing first quarter 2006 results.  The conference call is scheduled for Friday, August 4, 2006 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 247-2250 (United States) or (973) 935-8452 (International).  Interested parties should call at least five minutes prior to the conference call to register.  A replay of the call can be accessed until November 4, 2006 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 7666992.

About Alliance Imaging
Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed.  Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 500 diagnostic imaging systems, including 335 MRI systems and 74 PET or PET/CT systems, and served over 1,000 clients in 43 states at June 30, 2006.  Of these 500 diagnostic imaging systems, 72 were located in fixed-sites, which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.

Forward-Looking Statements
This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

# # #

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Second Quarter Ended		First Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Revenues	$108,434	$115,305	$214,398	$230,648
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	53,892	62,593	107,828	122,460
Selling, general and administrative expenses	13,677	13,611	25,363	27,367
Employment agreement costs	92	—	366	—
Severance and related costs	—	47	—	536
Depreciation expense	20,463	20,919	40,926	41,920
Amortization expense	901	1,229	1,782	2,473
Interest expense, net of interest income	9,508	10,074	18,569	20,290
Other (income) and expense, net	(55)	(256)	(387)	472
Total costs and expenses	98,478	108,217	194,447	215,518
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	9,956	7,088	19,951	15,130
Income tax expense	4,169	3,535	8,301	7,009
Minority interest expense	544	495	956	1,035
Earnings from unconsolidated investees	(912)	(1,977)	(1,596)	(3,017)
Net income	$6,155	$5,035	$12,290	$10,103
Comprehensive income, net of taxes:
Net income	$6,155	$5,035	$12,290	$10,103
Unrealized (loss) gain on hedging transactions, net of taxes	(1,144)	304	1,601	1,121
Comprehensive income, net of taxes:	$5,011	$5,339	$13,891	$11,224
Earnings per common share:
Basic	$0.12	$0.10	$0.25	$0.20
Diluted	$0.12	$0.10	$0.24	$0.20
Weighted average number of shares of common stock and common stock equivalents:
Basic	49,286	49,758	49,210	49,684
Diluted	50,270	50,232	50,290	50,107

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,	June 30,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$13,421	$12,423
Accounts receivable, net of allowance for doubtful accounts	48,236	53,478
Deferred income taxes	6,186	18,157
Prepaid expenses and other current assets	3,686	4,998
Other receivables	8,983	11,074
Total current assets	80,512	100,130
Equipment, at cost	752,128	760,475
Less accumulated depreciation	(393,179)	(404,275)
Equipment, net	358,949	356,200
Goodwill	154,656	154,612
Other intangible assets, net	39,071	38,155
Deferred financing costs, net	8,236	7,628
Other assets	33,918	25,104
Total assets	$675,342	$681,829
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$23,672	$14,646
Accrued compensation and related expenses	14,088	15,954
Accrued interest payable	4,561	4,689
Income taxes payable	87	76
Other accrued liabilities	29,064	31,248
Current portion of long-term debt	7,781	7,016
Total current liabilities	79,253	73,629
Long-term debt, net of current portion	418,260	398,158
Senior subordinated notes	153,541	153,541
Minority interests and other liabilities	4,400	4,229
Deferred income taxes	60,144	79,073
Total liabilities	715,598	708,630
Stockholders’ deficit:
Common stock	496	498
Additional paid-in deficit	(11,876)	(9,647)
Accumulated comprehensive income	3,217	4,338
Accumulated deficit	(32,093)	(21,990)
Total stockholders’ deficit	(40,256)	(26,801)
Total liabilities and stockholders’ deficit	$675,342	$681,829

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2005	2006
Operating activities:
Net income	$12,290	$10,103
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,478	1,593
Non-cash share-based compensation	126	1,308
Depreciation and amortization	42,708	44,393
Amortization of deferred financing costs	1,462	794
Distributions greater than (less than) equity in undistributed income of investees	271	(188)
Deferred income taxes	7,236	6,354
(Gain) loss on sale of assets	(387)	472
Changes in operating assets and liabilities:
Accounts receivable	(1,203)	(6,903)
Prepaid expenses and other current assets	(1,554)	(1,312)
Other receivables	(2,901)	(2,091)
Other assets	(2,243)	(848)
Accounts payable	(11,977)	(8,915)
Accrued compensation and related expenses	(1,379)	1,866
Accrued interest payable	2,737	128
Income taxes payable	(63)	(11)
Other accrued liabilities	3,802	1,934
Minority interests and other liabilities	342	(259)
Net cash provided by operating activities	50,745	48,418
Investing activities:
Equipment purchases	(28,948)	(43,035)
Decrease in deposits on equipment	3,419	10,388
Proceeds from sale of assets	1,251	2,322
Net cash used in investing activities	(24,278)	(30,325)
Financing activities:
Principal payments on equipment debt	(2,972)	(1,934)
Principal payments on term loan facility	(25,000)	(2,675)
Principal payments on revolving loan facility	(15,000)	(28,825)
Proceeds from revolving loan facility	15,000	13,500
Payments of debt issuance costs	(211)	(186)
Proceeds from exercise of employee stock options	1,052	1,029
Net cash used in financing activities	(27,131)	(19,091)
Net decrease in cash and cash equivalents	(664)	(998)
Cash and cash equivalents, beginning of period	20,721	13,421
Cash and cash equivalents, end of period	$20,057	$12,423
Supplemental disclosure of cash flow information:
Interest paid	$14,580	$19,676
Income taxes paid, net of refunds	1,291	767
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$3,679	$5,439
Capital lease obligations assumed for the purchase of equipment debt	—	1,839
Equipment debt transferred to unconsolidated investee	—	(2,772)
Comprehensive income from hedging transactions, net of taxes	1,601	1,121

ALLIANCE IMAGING, INC.
ADJUSTED EBITDA
(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; the tentative class action lawsuit settlement, and other non-cash charges.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.00 to 1.00 as of both June 30, 2005 and 2006, and maintain a minimum interest coverage ratio in excess of 2.50 to 1.00 and 2.75 to 1.00 for the quarters ended June 30, 2005 and 2006, respectively.  As a result of the fourth amendment to the credit agreement, beginning December 31, 2005, the Company was further required to maintain a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 for the duration of the agreement.  The Company was in compliance with these covenants for the quarters ended June 30, 2005 and 2006.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	2nd Quarter Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Net income	$6,155	$5,035	$12,290	$10,103
Income tax expense	4,169	3,535	8,301	7,009
Interest expense, net of interest income	9,508	10,074	18,569	20,290
Amortization expense	901	1,229	1,782	2,473
Depreciation expense	20,463	20,919	40,926	41,920
Non-cash share-based compensation (included in selling, general and administrative expenses)	63	593	126	1,308
Minority interest expense	544	495	956	1,035
Severance and related costs	—	47	—	536
Tentative class action lawsuit settlement (included in cost of revenues, excluding depreciation and amortization)	—	2,500	—	2,500
Other non-cash charges (included in other income and expenses, net)	—	455	—	1,313
Adjusted EBITDA	$41,803	$44,882	$82,950	$88,487

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of June 30, 2005 and 2006, our consolidated leverage ratio was as follows:

	June 30,
	2005	2006
Consolidated total debt	$547,692	$558,715
Last 12 months consolidated Adjusted EBITDA	166,597	165,533
Consolidated leverage ratio	3.29x	3.38x

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of June 30, 2006, our consolidated senior leverage ratio was as follows:

June 30,
2006
Consolidated senior debt	$405,174
Last 12 months consolidated Adjusted EBITDA	165,533
Consolidated senior leverage ratio	2.45x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to   consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter.  As of June 30, 2005 and 2006, our interest coverage ratio was as follows:

	June 30,
	2005	2006
Last 12 months consolidated Adjusted EBITDA	$166,597	$165,533
Last 12 months consolidated cash interest expense	44,905	37,148
Interest coverage ratio	3.71x	4.46x

ALLIANCE IMAGING, INC.
SELECTED STATISTICAL INFORMATION

	Second Quarter Ended
	June 30,
	2005	2006
MRI
Average number of total systems	336.4	323.0
Average number of scan-based systems	285.2	274.1
Scans per system per day (scan-based systems)	9.61	9.38
Total number of scan-based MRI scans	195,479	179,869
Price per scan	$354.60	$361.54
Scan-based MRI revenue (in millions)	$69.3	$65.0
Non-scan based MRI revenue (in millions)	6.9	6.6
Total MRI revenue (in millions)	$76.2	$71.6
PET and PET/CT
Average number of systems	52.4	69.1
Scans per system per day	5.46	5.89
Total number of PET and PET/CT scans	17,025	24,734
Price per scan	$1,327	$1,314
Total PET and PET/CT revenue (in millions)	$22.7	$32.9
Revenue breakdown (in millions)
Total MRI revenue	$76.2	$71.6
PET and PET/CT revenue	22.7	32.9
Other modalities and other revenue	9.5	10.8
Total revenues	$108.4	$115.3
Total fixed-site revenue (in millions)	$17.4	$18.9

ALLIANCE IMAGING, INC.
SELECTED STATISTICAL INFORMATION
MRI REVENUE GAP
(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended June 30, 2006 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2004
Third Quarter	$(11.0)	$6.5	$(4.5)
Fourth Quarter	(16.4)	5.9	(10.5)
2005
First Quarter	(9.4)	5.9	(3.5)
Second Quarter	(12.2)	8.8	(3.4)
Third Quarter	(14.2)	4.4	(9.8)
Fourth Quarter	(8.9)	9.7	0.8
2006
First Quarter	(10.2)	6.4	(3.8)
Second Quarter	(6.4)	6.2	(0.2)
Last Twelve Months Ended June 30, 2006	$(39.7)	$26.7	$(13.0)